Exhibit 5

STvB ADVOCATEN
CURAÇAO – AMSTERDAM

Johan van Walbeeckplein 11
P.O. Box 611
Curaçao

T + 599 9 465 50 55
F+  599 9 465 57 20
stvb@stvb.an

Orthofix International N.V.
800 Boylston Street
15th Floor
The Prudential Tower
Boston, Massachusetts 02199
U.S.A.

 3 May 2010

Dear Sirs,

We have acted as Netherlands Antilles counsel to Orthofix International N.V., a company organized and existing under the laws of the Netherlands Antilles (the “Company”), in connection with the Company's Registration Statement on Form S-8 to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission in Washington, D.C., U.S.A., in connection with the registration of 450,000 Common Shares of the par value of US$ 0.10 each in the capital stock of the Company, issuable by the Company under the Orthofix International N.V. Amended and Restated Stock Purchase Plan, as amended (the “Plan”).

In our capacity as Netherlands Antilles counsel we have examined a draft of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in May 2010 and we have also examined the Articles of Association, as amended, of the Company and originals or copies of such corporate records of the Company, certificates of public officials and of the Directors and other representatives of the Company, and such other documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(i)	the genuineness of all signatures on all documents we have reviewed;

(ii)	the authenticity of all such documents submitted to us as originals;

(iii)	the conformity with the originals of all documents submitted to us as certified, facsimile or photo static copies;

(iv)	the due authority of the parties authenticating such documents; and

(v)	that the Board Resolutions (as defined below) have not been amended, cancelled or revoked.

In rendering the following opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of the Netherlands Antilles as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Netherlands Antilles.

Based upon and subject to the foregoing and having due regard for such legal consideration as we deem relevant, we are of the opinion, that:

1.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands Antilles with the corporate power and authority under such laws to own, lease and operate its properties and to conduct its business as described in article 2 of the Articles of Association. The Company has been duly registered with the Chamber of Commerce and Industry at Curaçao, Netherlands Antilles under number 47379.

2.
The Common Shares to be made available by the Company under the Plan have been duly authorized and when issued and paid for in accordance with the terms of the Plan will be fully paid and non-assessable; and all corporate action required to be taken for the authorization and issue of such Common Shares has been validly and sufficiently taken by the Board of Directors of the Company at Board Meetings held on 3 June 2009 and 21 June 2009 (the “Board Resolutions”).

3.	Under the laws of the Netherlands Antilles, no personal liability will attach to the holders of the Common Shares if and when issued solely by reason of their ownership thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is delivered to you and may not be relied upon or used by you and your counsel for any other purpose, or by any other person, without our written consent.

Sincerely yours,

/s/ STvB Advocaten (Europe) N.V.

STvB Advocaten (Europe) N.V.